The Taiwan Fund, Inc.
c/o State Street Bank and Trust Company
2 Avenue de Lafayette, 6th Floor
PO Box 5049, Boston
Massachusetts 02206-5049

April 23, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C 20549

Ladies and Gentlemen


On January 22, 2007, the Audit Committee and the Board of Directors of The Taiwan Fund, Inc. (the Fund) approved the dismissal of KPMG LLP as independent registered public accountants of the Fund.

KPMG LLPs reports on the Funds financial statements for the fiscal years ended August 31, 2006 and August 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds two fiscal years ended August 31, 2006, and the subsequent interim period through January 22, 2007, there were no (i) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference in connection with their opinion to the subject matter of the disagreement; or (ii) reportable events.

A letter from KPMG LLP is attached as Exhibit 77Q1(f) to this Form N-
SAR.

Sincerely,

/s/ Adelina N.Y. Louie
Treasurer
The Taiwan Fund, Inc.